EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Fiserv, Inc.’s Registration Statement No. 333-145599 on Form S-8, of our report dated June 20, 2019 relating to the financial statements and supplemental schedule of 401(k) Savings Plan of Fiserv, Inc. and Its Participating Subsidiaries which appears in this Form 11-K.

/s/ Wipfli LLP

Milwaukee, Wisconsin
June 20, 2019